Exhibit (n)(4)
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form N-2 and related Prospectus of Prospect Capital Corporation, of our audit reports dated June 30, 2022, with respect to the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2021 and 2020 and the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2020 and 2019, which reports are included in the Annual Report on Form 10-K of Prospect Capital Corporation for the year ended June 30, 2022, filed with the Securities and Exchange Commission on September 6, 2022.

/s/ CohnReznick LLP

New York, New York
February ___, 2023